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| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
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            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)


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1.  Name and Address of Reporting Person*

        Brecher                     Elliot
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        (Last)                      (First)                        (Middle)

        c/o Insight Communications Company, Inc.
        126 East 56th Street
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                                   (Street)

        New York                    New York                      10022
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        (City)                      (State)                           (Zip)


2. Date of Event Requiring Statement (Month/Day/Year)        January 11, 2000
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3. IRS Identification Number of Reporting Person if an Entity
   (Voluntary)
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4. Issuer Name and Ticker or Trading Symbol Insight Communications Company,
                                            -------------------------------
                                            Inc.-ICCI
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5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

    ___ Director     X  Officer             ___ 10% Owner    ___ Other
                        (give title below)                       (specify below)

   Senior Vice President & General Counsel
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6. If Amendment, Date of Original (Month/Day/Year)
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7. Individual or Joint Group Filing (Check Applicable Line)
     X
   ____ Form Filed by One Reporting Person
   ____ Form filed by More than One Reporting Person

             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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Class A Common Stock    1,000                  D
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              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              -------------------------------------------------------  Security        direct (I)
                               Date        Expira-                          Amount or                  (Instr. 5)
                               Exer-       tion            Title            Number of
                               cisable     Date                             Shares
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Employee Stock Option          (1)       11/29/09        Class A Common     50,000     $22.375            D
   (Right to Buy)                                           Stock
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

(1) The option becomes exercisable in equal amounts on November 29, 2000 and on each of the four anniversary dates thereafter.


                              /s/ Elliot Brecher                January 11, 2000
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date


     * If the form is filed by more than one reported person, see Instruction 5(b)(v).

    ** Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.